Exhibit 21.1

Pacific Ventures Group, Inc.
List of Subsidiaries

Item	Name	State of Formation

1.	Snöbar Holdings, Inc., a wholly owned subsidiary of Pacific Ventures Group, Inc.	Delaware

2.	MAS Global Distributors, Inc., a majority (99.9%) owned subsidiary of Snöbar Holdings, Inc.	California